UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2017

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 6, 2017, Professor Moshe Shoham, a member of the Board of Directors (the “Board”) of Microbot Medical Inc. (the “Company”), resigned from the Board. Prof. Shoham’s departure is not related to any disagreement with the Company’s accounting or operating policies or practices. Professor Shoham expects to devote more time to the scientific side of the Company’s business, including with respect to his commitment to its scientific advisory board.

On December 6, 2017, the Board appointed Mr. Prattipati Laxminarain, age 60, to fill the vacancy on the Board resulting from Prof. Shoham’s resignation and to serve as a Class III director of the Company, whose term expires at the Company’s 2018 annual meeting of stockholders. Mr. Laxminarain is independent under NASDAQ rules. Mr. Laxminarain has been appointed to serve on the Board’s Corporate Governance Committee to fill the vacancy left by Prof. Shoham’s resignation.

From April 2006 through October 2017, Mr. Laxminarain served as Worldwide President at Codman Neuro, a global neurosurgery and neurovascular company that offers a portfolio of devices for hydrocephalus management, neuro intensive care and cranial surgery and other technologies, and which was part of DePuy Synthes Companies of Johnson & Johnson. Mr. Laxminarain holds an MBA from Indian Institute of Management, Calcutta, India and a Bachelor of Engineering from Osmania University, Hyderabad, India.

There is no arrangement or understanding between Mr. Laxminarain and any other persons pursuant to which Mr. Laxminarain was elected as a director. The Company believes that Mr. Laxminarain is qualified as a Board member of the Company because of his extensive experience working with medical device companies and knowledge of the industries in which the Company intends to compete.

Mr. Laxminarain will receive compensation for his services as a director in accordance with the compensation package of the Company for all non-management directors, which as of December 6, 2017 includes:

●	Cash payments of $12,000 per annum, $750 per Board meeting and $250 per unanimous written consent, as well as an additional $5,000 per annum for service on the Corporate Governance Committee.

●	An initial grant of stock options to purchase such number of shares of the Company’s common stock equal to $40,000, at an exercise price equal to the closing price of the Company’s common stock as of the date of grant, and that vest 25% on the six month anniversary of the date of grant, and the remaining 75% on a quarterly basis over the next thirty months. Accordingly, Mr. Laxminarain was awarded stock options to purchase 38,095 shares of the Company’s common stock, at an exercise price of $1.05 per share.

●	an additional grant of stock options each year thereafter, at the same vesting schedule and pricing terms, to purchase such number of shares of the Company’s common stock equal to $20,000, subject to the member of the Board having served on the Board for at least twelve continuous months, and having attended at least 80% of the Board meetings over the prior year.

Mr. Laxminarain entered into an Indemnification Agreement with the Company with the same terms and conditions provided to other of the Company’s directors.

A copy of the press release announcing Mr. Laxminarain’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: December 12, 2017